Exhibit (e)(16)

FORM OF Trust NETWORKING Agreement

AGREEMENT entered into this            day of                         , 200  , by and between ALPS Distributors, Inc., with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS” or “Fund Agent”), and                                        with its principal place of business in                                                                        (“Trust Entity”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

Funds shall mean, as applicable (i) the Fund Agent, or (ii) the open-end investment companies for which the Fund Agent serves as investment adviser, administrator, principal underwriter, distributor and/or transfer agent for the funds listed on Exhibit A.

Client-shareholders shall mean those clients of the Trust Entity who maintain an interest in an account with the Funds registered in the name of the Trust Entity and who receive administrative services from the Trust Entity.

Trust Entity shall mean (i) a Trust Company, (ii) a Trust Department of a Commercial Bank, or (iii) an entity performing services for a trust who acts in a fiduciary capacity on behalf of the Client-shareholders.

Fund Agent is either (i) an investment adviser to or administrator for the Funds, (ii) the principal underwriter or distributor for the Funds, or (iii) the transfer agent for the Funds.

WHEREAS, the Trust Entity possesses the authority to act on behalf of its client-shareholders of the Funds (“Client-shareholders”);

WHEREAS, the Trust Entity and either the Funds or the Funds’ principal underwriter or other agent (“Underwriter”) are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s NETWORKING system (“NETWORKING”) through a registered clearing agency;

WHEREAS, NETWORKING permits the transmission of Client-shareholder data between the Trust Entity and the Fund Agent pursuant to Trust Level processing established by the NSCC;

WHEREAS, the Fund Agent and the Trust Entity desire to participate in NETWORKING with each other pursuant to Trust Level processing; and

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Trust Entity for purposes of this Agreement (the Fund Agent and the Trust Entity shall be collectively referred to herein as the “Parties” and individually as a “Party”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Trust Entity hereby agree as follows:

I. OBLIGATIONS OF THE FUND AGENT

1.             Transactions Subject to NETWORKING. For each Client-shareholder account opened or maintained pursuant to NETWORKING (“NETWORKING Accounts”), the Fund Agent shall accept, and effect changes in its records upon receipt, instructions, communications and actions from the Trust Entity electronically through NETWORKING without supporting documentation from the Client-shareholder. The Fund Agent shall be responsible for processing any such instructions, communications or actions from the Trust Entity and for executing the Trust Entity’s instructions in a timely manner according to the NSCC rules and procedures for Trust Level Processing (“Trust Level Processing”).

2.             Performance of Duties. The Fund Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to Trust Level Processing and as otherwise established by the NSCC. The Fund Agent shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund Agent shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to NETWORKING in any agreement between the Trust Entity and the Underwriter that would affect the Fund Agent’s duties and obligations pursuant to the Agreement.

3.             Accuracy of Information, Transmissions Through, and Access to NETWORKING. Any information provided by the Fund Agent to the Trust Entity through NETWORKING and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Fund Agent.

4.             Tax Statements. The Fund Agent shall provide to the Trust Entity in a timely manner the information regarding the Funds to be included in Client-shareholder tax statements for the period during which NETWORKING Account was maintained under Trust Level Processing at any time during a taxable year.

5.             Notice of Prospectus and Statement of Additional Information Revisions.  The Fund Agent shall provide the Trust Entity with reasonable notice of any material revisions to the Funds’ prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II. OBLIGATIONS OF THE TRUST ENTITY

1.             Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall (i) maintain records for each Client-shareholder reflecting instructions and outstanding balances of Fund shares beneficially owned by the Client-shareholder; (ii) prepare and transmit to Client-shareholders periodic consolidated account statements; and (iii) respond to Client-shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.  The Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING — Trust Level Processing, and (b) the then current prospectuses and statements of additional information of the Funds.

2.             Accuracy of Information, Transmissions Through, and Access to NETWORKING. Any information provided by the Trust Entity to the Fund Agent through NETWORKING and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions, communications and actions by the Trust Entity regarding each NETWORKING Account shall be true and correct and will have been duly authorized by the Client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Trust Entity.

3.             Information Relating to NETWORKING Accounts. For each NETWORKING Account, the Trust Entity shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each NETWORKING Account (and any subsequent changes to such information) which the Trust Entity hereby certifies, to the best of the knowledge of the Trust Entity is and shall remain true and correct. The Trust Entity shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended (“Code”) and shall promptly advise the Funds or the Fund Agent of any matter that may affect the responsibilities of the Funds or the Fund Agent to Client-shareholders pursuant to the Code. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules and regulations to verify the relevant information regarding each NETWORKING Account.

4.             Shareholder Instructions Regarding NETWORKING Accounts. Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Client-Shareholder, the Trust Entity shall promptly execute the Client-shareholder’s instructions to terminate the maintenance of the Client-shareholder’s account through Trust Level NETWORKING.

5.             Shareholder Reports, Prospectuses, and Other Documents; Solicitation of Proxies. The Trust Entity shall timely deliver to each Client-shareholder all reports, prospectuses, and other documents provided to it by the Funds or the Fund Agent as is required by applicable law and the Trust Entity Agreement with the Client-shareholder, provided that the Trust Entity has timely received sufficient copies of such reports and/or documents. The Trust Entity will cover the cost of delivering these materials to the Client-Shareholders.  The Fund Agent and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Trust Entity’s fiduciary responsibility as written in the trust agreement or as required by state law or federal regulation.

6.             Statement Generation. Any information provided by the Fund Agent to the Trust Entity electronically through NETWORKING and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Agent has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. In the event the Client-Shareholder has requested an interested party statement, paper-media may be required for the interested party.

7.             Tax Statements. All information that is received by the Trust Entity from the Funds or the Fund Agent for inclusion in Client-shareholder tax statements relating to the period during which a NETWORKING Account was maintained under Trust Level processing in a taxable year shall be reported to the Client-shareholder accurately, completely and in a timely manner according to the Trust Entity’s fiduciary responsibility as written in the trust agreement or as required by state law or federal regulation.

8.             Cash Dividends. For each NETWORKING Account maintained under Trust Level Processing in which cash dividends are received by the Trust Entity from the Funds or the Fund Agent for payment to Client-shareholders, the Trust Entity shall be solely responsible for ensuring that all cash dividends received by the Trust Entity are paid to Client-shareholders in a timely manner.

III. OBLIGATION OF ALL PARTIES.

1.             Privacy.  The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclosed any Non-Public Personal Information received in connection with this agreement to any other part, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.  This provision shall survive the termination of the Agreement.

2.             Anti-Money Laundering Compliance.  Each party to this Agreement acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, amount other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rule thereunder (“AML Laws”), including NASD Conduct Rule 3011, in all relevant policies of the Fund Company and Fund Agents, which may include annual compliance certifications and periodic due diligence reviews and/or other request deemed necessary or appropriate by us to ensure compliance with AML Laws.

IV. INDEMNIFICATION

1.             Fund Agent. The Fund Agent shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity’s divisions, subsidiaries, affiliates, directors, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Trust Entity Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Fund Agent or its Agents relating to NETWORKING provided that the Trust Entity has not acted negligently; (b) any breach of the Fund Agent’s representations or warranties contained in this Agreement; (c) the Fund Agent’s failure to comply with any of the terms of this Agreement; or (d) the Trust Entity’s acceptance of any transaction or account maintenance information from the Fund Agent through NETWORKING.

2.  Trust Entity. The Trust entity shall indemnify and hold harmless the Funds, the Funds’ custodian, the Funds’ underwriter, the Funds’ distributor, the Funds’ investment advisor, the Fund Agent, the Funds’ transfer agent/shareholder servicing agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, “Indemnified Fund Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity, the Trust’s correspondents, or their agents relating to NETWORKING; provided the Fund Agent has not acted negligently; (b) any breach of the Trust’s representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust’s correspondents to comply with any of the terms of this Agreement; or (d) the Fund Agent’s acceptance of any transaction or account maintenance information from the Trust Entity through NETWORKING.

3.             Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section IV, then the Indemnified

Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

V. MISCELLANEOUS

1.             Effective Date of Agreement. This Agreement shall become effective on the date first above written.

2.             NSCC Provisions. NSCC rules and procedures relating to NETWORKING shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure; provided however, this Paragraph 2 shall not prohibit modifications to the NSCC’s Trust Level Processing that are agreed to by the Parties.

3.             Conversion to NETWORKING. If the Trust Entity, as part of its conversion to NETWORKING, requires that outstanding certificates be deposited with any of the Funds or that street name house accounts be divided into individual accounts, the Trust Entity shall submit to the Fund Agent a “Conversion Plan” and shall obtain prior written consent from the Fund Agent for the Conversion Plan. The Conversion Plan shall detail volumes for certificates or individual accounts, procedures for processing, documentary requirements, procedures and reasonable time frames for resolving discrepancies, and such other matters, including the classes of Client-shareholder accounts eligible for NETWORKING, and ongoing procedures for the entry and removal of individual accounts to and from NETWORKING. The Fund Agent will assist the Trust Entity in formulating the Conversion Plan.

4.             Reconciling to Fund Records. The official records of each NETWORKING Account shall be as determined by the Fund Agent. The Trust Entity and the Fund Agent shall reconcile any differences between the Trust Entity’s records and the Fund Agent’s records. The Trust Entity and the Fund Agent shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any NETWORKING Account. In the event of any discrepancy between the records of the Trust Entity and the Fund Agent regarding a NETWORKING Account, the records of the Fund Agent shall control pending resolution of the discrepancy.

5.             Fund Shares Held on Behalf of Trust Entity Clients. All Fund Shares held by the Trust Entity on behalf of a Client-shareholder of the Trust Entity shall be carried in a custody account for the exclusive benefit of Client-shareholders of the Trust Entity and shall not be subject to any right, charge, security interest, lien or other claim against the Trust Entity in favor of the Funds or the Fund Agent.

6.             Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity by the Fund Agent, the Trust Entity shall promptly repay such overpayment to the Fund Agent, but in no event more than fifteen (15) days after the Trust Entity becomes aware of such overpayment or receives notice of such overpayment. If any overpayment is not timely repaid to the Fund Agent, the Trust Entity authorizes the Fund Agent, the Funds, or any of their affiliates, to offset any such overpayment against any funds otherwise payable to the Trust Entity for the Trust Entity’s own account by the Fund Agent, the Funds or their affiliates, including, without limitation, service fees; provided, however, that an overpayment to the Trust Entity shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Funds or the Fund Agent; and provided further, that the Trust Entity shall not be required to repay, out of its own funds, an overpayment forwarded to a Client-shareholder that is a client of the Trust Entity, and the Trust Entity shall instead provide the Fund Agent with the name and address of such client, if (a) the overpayment to the Trust Entity is not the result of an error or other negligent act or omission on the part of the Trust Entity, and (b) such client is no longer a Shareholder of any Fund.

7.             Termination. This Agreement shall continue in effect until terminated.  The Fund Agent or Trust Entity may terminate this Agreement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date.  Termination also will not affect the indemnities given under this Agreement.  This Agreement may be amended at any time by mutual written agreement of both parties.

8.             Conflicting Agreements. Except with respect to the provisions of this Agreement contained in Paragraphs 3 and 11, of this Section IV, any provision of any agreement or other understanding between the Fund Agent and the Trust Entity relating to NETWORKING that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

9.             Assignment. Neither the Fund Agent nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

10.           Headings; Entire Agreement. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between the Fund Agent and the Trust Entity, shall contain the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of the Fund Agent and the Trust Entity. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement.

11.           Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Colorado.

12.           Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

13.           Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as a Fund Party or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity:

Attn: General Counsel

Fund Agent:	ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel

14.           Waiver. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other vision of this Agreement. Any waiver must be in writing signed by the waiving Party.

15.           Client Information

a.             Agreement to Provide Information.  Trust Entity agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Trust Entity during the period covered by the request.

(i)            Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)           Form and Timing of Response.

(a)           Trust Entity agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 15(a). If requested by the Fund or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 15(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 15(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Trust Entity additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)           Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c)           To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)          Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Trust Entity.

b.             Agreement to Restrict Trading.  Trust Entity agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Trust Entity’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)            Form of Instructions.  Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)           Timing of Response.  Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Trust Entity.

(iii)          Confirmation by Trust Entity.  Trust Entity must provide written confirmation to the Fund that instructions have been executed.  Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.             Definitions.  For purposes of this Agreement:

(i)            Pursuant to Section 15, and only Section 15 herein, the term “Fund” also includes the Fund’s principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)           The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Trust Entity.

(iii)          The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Trust Entity in nominee name.

(iv)          The term “written” includes electronic writings and facsimile transmissions.

(v)           The term “Trust Entity” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)          The term “purchase” does not include automatic reinvestment of dividends.

(vii)         The term “promptly” as used in Section 15(a)(ii) shall mean as soon as practicable but in no even later than 5 business days from the Trust Entity’s receipt of the request for information from the Fund or its designee.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

ALPS DISTRIBUTORS, INC.

By:
Title:

[Trust Entity]

By:
Title:

NSCC Dealer #	Fax Number:

NSCC Dealer Alpha Code	Date:

Mutual Fund Coordinator/
NSCC Clearing	Primary Contact:

Phone Number:

EXHIBIT A

Name of Portfolio	Share Class
ALPS/Red Rocks Listed Private Equity Fund	Class A
Class R
Class I
Activa Value Fund	Class A
Class I
ALPS/GNI Long-Short Fund	Class A
Class I
Clough China Fund	Class A
Class C
Class I